Exhibit 4.14

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of May 5, 2020, is made and entered into by and among

A.	China Rapid Finance Limited, a Cayman Islands exempted company (“XRF”),
B.	True North Financial, LLC, a Delaware limited liability company (the “Assignor”) and
C.

the purchasers listed on the signature pages hereto (each, a “Purchaser”) and the shareholders (the “YBT Shareholders”, collectively with the Purchasers, the “Assignees”) listed on the signature pages hereto who collectively own 100% equity interest of Yong Bao Two Ltd. (“YBT”) a limited liability company organized under the laws of the British Virgin Islands, with its principal place of business at Gui’an Digital Economy Industrial Park, No. 3 Building, 10th Floor, Room 4, University Town, Gui’an New District, Guizhou, PRC.

Each individually a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, XRF and the Assignor entered into certain share purchase agreement dated as of December 24, 2019 (the “TNF SPA”), as amended, pursuant to which XRF issued and sold 37,985,203 Class A ordinary shares at a price of USD0.193 per share (the "Purchased XRF Shares") and 3,465,574 Class B ordinary shares at a price of $0.193 per share (“TNF Class B Shares”), for a total purchase price of USD 8,000,000. The Assignor issued a senior secured promissory note (the "Note") on December 24, 2019, as amended, to XRF promising to pay the principal sum of USD 8,000,000 (the “Principal”);

WHEREAS, pursuant to the Note, XRF has the right to assign the Purchased XRF Shares to a new party any time prior to the Assignor’s payment of the Principal and XRF has agreed to make certain compensation payment to Assignor;

WHEREAS, the Assignor wishes to assign, transfer and convey to the YBT Shareholders, and the YBT Shareholders wish to accept the assignment, transfer and conveyance from the Assignor, the Purchased XRF Shares, and the Assignor wishes to assume the payment obligations under the Note, in consideration for the Assignees’ assumption of the Note (collectively, the “Note”);

WHEREAS, Assignor and XRF agree to cancel the TNF Class B Shares at or prior to Closing;

WHEREAS, XRF agrees to issue 3,465,574 Class B ordinary shares to YBT Shareholders (“New Class B Shares”) at Closing;

WHEREAS, the Assignees intend to pay off the payment obligations under the Note by delivering to XRF a combination of all of the issued and outstanding ordinary shares of YBT (“Share Consideration”) and payment of USD 1,000,000 in cash (“Cash Consideration”) in exchange for XRF’s agreement to the transfer of the Purchased XRF Shares from the Assignor to the YBT Shareholders and issuance of certain True-up Shares and New Class B Shares to the Purchasers and the YBT Shareholders, respectively, pursuant to certain securities purchase agreement (the “SPA”) and certain tripartite agreement (the “Tripartite Agreement”) dated on or about the date of this Agreement; and

WHEREAS, all capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the SPA and the Tripartite Agreement (collectively with this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated by this Agreement, the “Transaction Documents”).

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NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:

Section 1Assignment of Purchased XRF Shares and Assumption of Payment Obligations of the Note.

(a)

XRF hereby consents to the Assignor’s assignment and transfer unto the YBT Shareholders all right, title, benefit and interest that the Assignor is entitled to or possessed of, in, to or under the Purchased XRF Shares and the cancellation of the TNF Class B Shares.

(b)	XRF shall make cash payment of $50,000 and issue 500,000 Class A shares to Michael Jaliman, an affiliate of the Assignor designated by the Assignor in exchange for the assignment by the Assignor.
(c)

The Assignor shall assign, transfer and set over unto the YBT Shareholders all right, title, benefit and interest that the Assignor is entitled to or possessed of, in, to or under the Purchased XRF Shares and hereby agrees to deliver duly executed consent, signature guarantee and all other necessary documents to cancel the TNF Class B Shares .

(d)

The Assignees shall assume, covenant and agree to be responsible for all obligations of the Assignor under the Note and the Assignees agree that it will be bound by the Note as fully as if it had been an original party to the Note.

(e)

This Agreement will be read and construed together with the Note, the Tripartite Agreement and the SPA, and the rights and obligations of the parties hereto will be determined in accordance with the covenants, agreements, conditions, representations, and warranties made herein and in the Note, the Tripartite Agreement and the SPA.

(f)

All grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Agreement will be read and held as made by and with, granted to and imposed upon, the respective parties hereto, and their respective successors, and assigns.

Section 2Closing.

(a)

The closing of the transactions (“Closing”) contemplated in this Agreement shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, NY 10018, on the second (2nd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree (the “Closing Date”).

(b)	At the Closing,

(i) Assignor shall deliver confirmation satisfactory to the Assignees that the Purchased XRF Shares have been transferred to the YBT Shareholders and the Company’s transfer agent or depository bank has been instructed to record such transaction on the Company’s Register of Members, to be followed as soon as practicable after the Closing by the provision of evidence that the Shares have been registered in the name of the Purchaser on the Company’s Register of Members;

(ii) the Assignor shall deliver to the Company the Note and XRF shall confirm to the Assignees the Note marked as fully paid;

(iii) XRF shall wire $50,000 in immediately available cash to a bank account designated Michael Jaliman, an affiliate of the Assignor, and issue 500,000 Class A shares to Michael Jaliman; and

(iv) XRF, Assignor and Assignee shall confirm closing of the transaction contemplated by the SPA. Performance by each party under this Section 2 shall be tendered against performance by the other party of such other party’s obligations under this Section 2.

(c)	Closing Conditions for all Parties:

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(i)	The “Closing” as defined under the Tripartite Agreement shall occur simultaneously with consummation of the transaction contemplated in this Agreement;

(ii)	The “Closing” as defined under the SPA shall occur simultaneously with consummation of the transaction contemplated in this Agreement.
(iii)

All of the representations and warranties of each party set forth in this Agreement hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3Representation and Warranties of Assignor

Assignor represent and warrant to Assignees as follows:

(a)

Organization, Standing and Power. Assignor is a Delaware limited liability company and has all necessary corporate power to carry on its business as now owned and operated by it and enter into this Agreement and other transaction documents.

(b)	Valid Issuance. The Purchased XRF Shares are validly issued, fully paid, nonassessable, and has been so issued in full compliance with all applicable laws.

(c)

Title. Assignor is the owner, beneficially and of record, of all right, title and interest in and to the Purchased XRF Shares. Assignor has good and marketable title to the Purchased XRF Shares, free and clear of all Liens. Assignor is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Purchased XRF Shares. “Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(d)

Authority.  Assignor has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and to perform the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, have been duly executed and delivered by Assignor, and each constitutes the valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms of this Agreement and the Transaction Documents.

(e)

Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Assignor in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Assignees pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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Section 4Representation and Warranties of Assignee

Assignees hereby represents and warrants to Assignor as follows:

(a)

Authorization. Assignees are individuals or entities each with all requisite power and authority to execute and deliver this Agreement and the Transaction Documents a (collectively, the “Assignees Agreements”), and to perform the transactions contemplated hereby and thereby. The Assignees Agreements have been, and with respect to Assignees Agreements to be delivered at the Closing, will  be  duly  executed  and  delivered  by  Assignees,  and  each  constitutes,  or  will constitute when executed and delivered, the valid and binding obligation of Assignees, enforceable against Assignees in accordance with the terms of such Assignees Agreements, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization  or  other  similar  laws  affecting  creditors’  rights  generally  and  by principles of equity regarding the availability of remedies.

(b)

Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Assignees in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Assignor pursuant hereto or in connection with the transactions contemplated hereby contain any untrue statement of a known material fact, or omits to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5Governing Law.

(a)

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

(b)

Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in any state or federal courts located in New York, New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process.

Section 6Miscellaneous.

(a)	Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Parties.
(b)

Successors and Assignees. Subject to the restrictions on transfer described in Section 4(c) below, the rights and obligations of each of the Parties shall be binding upon and benefit the successors, assignees, heirs, administrators and Assignees of the Parties.

(c)

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part, by Assignor without the prior written consent of TNF and Assignee. TNF and Assignee shall only be entitled (upon prior written notice to Assignor) to assign or transfer any of its rights and obligations hereunder (whether in whole or in part) to an Affiliate of TNF or Assignee (as applicable). Except as otherwise provided herein, the terms and conditions of this Agreement shall inure the benefit and binding effect upon the respective successors and assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assignees any rights, remedies,

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obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(d)

Notices. Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

a.	delivered via courier to such Party; or
b.	sent to the Party entitled to receive it by mail, postage prepaid; or
c.	delivered via email to such Party.

Notices shall be sent to the following addresses:

Assignor

True North Financial, LLC

Attn: Michael Jaliman

True North Financial, LLC

19 Barton Hollow Rd

Flemington, NJ 08822

MJaliman@TNACapital.com

Assignees

Attn: Yilin Wang

Yong Bao Two Ltd.

Gui’an Digital Economy Industrial Park

No. 3 Building, 10th Floor, Room 4, University Town

Gui’an New District, Guizhou, PRC

dhsw@qq.com

With a copy (for informational purposes only) to YBT’s Counsel:

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

Attn: Joan Wu, Esq.

Telephone: 212 530 2208

Facsimile: 212 202 6380

Email: jwu@htflawyers.com

XRF

Attn: Kevin Chen

China Rapid Finance Limited

No. 658 Jin Zhong Road

Changning District

Shanghai, PRC

35921931@qq.com

With a copy (for informational purposes only) to XRF’s Counsel:

Attn: James Chapman

Rimon Law Firm

800 Oak Grove Avenue, Suite 250

Menlo Park, CA 94025

james.chapman@rimonlaw.com

(e)

Expenses. Save as otherwise expressly provided in the Transaction Documents, each Party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the other Transaction Documents.

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(f)

Severability of Agreement. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(g)

Counterparts. This Agreement is executed in the English language. This Agreement may be executed and delivered by facsimile or other electronic signature and in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(Signature pages follow)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

CHINA RAPID FINANCE LIMITED	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD.	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD. SHAREHOLDER	By: ______________ Name:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER	By: ______________ Name:

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IN WITNESS WHEREOF the parties hereto have executed or caused this Agreement to be executed as of the date above written.

TRUE NORTH FINANCIAL, LLC. By: ______________ Name: Title:

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